Exhibit 5.1

Tel 713.758.2222 Fax 713.758.2346

June 10, 2015

Anadarko Petroleum Corporation

1201 Lake Robbins Drive

The Woodlands, Texas 77380

Ladies and Gentlemen:

In connection with the entrance into the Terms Agreement, dated as of June 4, 2015 (including the Underwriting Agreement (Standard Provisions) incorporated therein, the “Terms Agreement”), among Anadarko Petroleum Corporation, a Delaware corporation (the “Company”), Western Gas Equity Partners, LP, a Delaware limited partnership (“WGP”), Western Gas Equity Holdings, LLC, a Delaware limited liability company, and J.P. Morgan Securities LLC, as representative of the other underwriters named therein (the “Underwriters”), pursuant to which the Underwriters have agreed to purchase from the Company 8,000,000 7.50% tangible equity units (the “Firm Units”) and up to an additional 1,200,000 7.50% tangible equity units (the “Additional Units” and, together with the Firm Units, the “Units”). The Units are being issued pursuant to (a) the Registration Statement of the Company on Form S-3 (Registration No. 333-192219) (the “Registration Statement”), filed originally on November 8, 2013 by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and as amended on June 3, 2015, and (b) the related prospectus dated June 3, 2015, as supplemented by the prospectus supplement relating to the sale of the Units dated June 4, 2015 (as so supplemented, the “Prospectus”), as filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act, certain legal matters with respect to the Units are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Current Report of the Company on Form 8-K to be filed with the Commission on the date hereof (the “Form 8-K”).

Each Unit is comprised of (i) a prepaid equity purchase contract issued by the Company (each, a “Purchase Contract”) pursuant to which the Company will deliver to the holder, not later than June 7, 2018 (subject to postponement in certain limited circumstances), unless earlier settled, a number of common units (the “WGP common units”) representing limited partner interests in WGP, based on the applicable market value of WGP common units at the settlement rate described below, subject to the Company’s right to elect to issue and deliver shares of the Company’s common stock (“Underlying APC Shares”) in lieu of such WGP common units and (ii) a 1.50% Senior Amortizing Note due June 7, 2018 issued by the Company (each, an “Amortizing Note”). The Company issued the Units under a purchase contract agreement (the “Purchase Contract Agreement”), dated as of June 10, 2015, between the Company and The Bank of New York Mellon Trust Company, N.A., as purchase contract agent (the “Purchase Contract Agent”), attorney-in-fact for holders of Purchase Contracts and as trustee under the Indenture (as defined below). The Company issued the Amortizing Notes under an indenture dated as of September 19, 2006 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity, the “Trustee”), as supplemented by that certain Third Supplemental Indenture (herein so called), dated as of June 10, 2015 (as supplemented, the “Indenture”).

In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of (i) the Certificate of Incorporation and By-laws of the Company, each as amended to date; (ii) the Terms Agreement; (iii) the Registration Statement and the Prospectus; (iv) the Base Indenture; (v) the Third Supplemental Indenture; (vi) the Purchase Contract Agreement and (vii) the corporate

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh San Francisco Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

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records of the Company, including minute books of the Company, as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates. In giving the opinions below, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete. We also have assumed that the Units will be issued and sold in the manner set forth in the Prospectus and the Terms Agreement.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications hereinafter set forth, we are of the opinion that:

a.	the Units have been duly authorized by the Company and, when executed and authenticated in accordance with the provisions of the Purchase Contract Agreement and delivered to and paid for by the Underwriters pursuant to the Terms Agreement, will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and will be entitled to the benefits of the Purchase Contract Agreement pursuant to which such Units are to be issued; provided that we express no opinion as to (x) the enforceability of any waiver of rights under any stay law or (y) the validity, legally binding effect or enforceability of any provision in the Purchase Contract Agreement that requires or relates to adjustments to the settlement rate at a rate or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture;

b.	the Amortizing Notes have been duly authorized by the Company and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Terms Agreement as components of the Units purchased by the Underwriters, will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and the Amortizing Notes will be entitled to the benefits of the Indenture pursuant to which such Amortizing Notes are to be issued; provided that we express no opinion as to the (x) enforceability of any waiver of rights under any usury or stay law, (y) effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (z) validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Amortizing Notes to the extent determined to constitute unearned interest;

c.

the Purchase Contracts have been duly authorized by the Company and, when executed and delivered in accordance with the provisions of the Purchase Contract Agreement and delivered to and paid for by the Underwriters pursuant to the Terms Agreement as components of the Units purchased by the Underwriters, will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and will be entitled to the benefits of the Purchase Contract Agreement pursuant to

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which such Purchase Contracts are to be issued; provided that we express no opinion as to (x) the enforceability of any waiver of rights under any stay law or (y) the validity, legally binding effect or enforceability of any provision in the Purchase Contracts that requires or relates to adjustments to the settlement rate at a rate or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture; and

d.	the Underlying APC Shares potentially issuable upon settlement of the Purchase Contracts have been duly authorized and reserved and, if issued and delivered upon settlement of the Purchase Contracts in accordance with the terms of the Purchase Contracts and the Purchase Contract Agreement, will be validly issued, fully paid and non-assessable.

The opinions set forth above are limited in all respects to matters of the contract law of the State of New York, the General Corporation Law of the State of Delaware and applicable federal law. We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Form 8-K. We also consent to the reference to our Firm under the headings “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.